Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Reports Financial Results for First Quarter and Affirms Full Year Fiscal 2017 Guidance

SUNNYVALE, Calif., October 27, 2016 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the 2017 fiscal first quarter ended September 30, 2016.

“With our first quarter results we remain well-positioned to drive growth for both orders and revenue in the back half of fiscal 2017,” said Joshua H. Levine, president and chief executive officer. “Our full commercial release of Radixact along with new compelling CyberKnife clinical data will result in 2017 being a year of improved performance in orders, revenue, and EBITDA enabling us to affirm our full year fiscal 2017 guidance.”

First Quarter Fiscal 2017 Highlights

•                  Ending backlog increased 7 percent year-over-year to $407.5 million; gross orders were $50.3 million with net orders of $37.2 million

•                  Total revenue was $86.5 million

•                  Net loss of $9.9 million compared to a prior year net loss of $13.0 million

•                  Adjusted EBITDA of $1.2 million as compared with an adjusted EBITDA loss of $1.1 million in the prior year period

•                  Repaid $36.6 million in cash on maturity of the 3.75 percent Convertible Senior Notes on August 1, 2016

•                  RadixactTM System commercially launched at ASTRO in September, after receiving FDA 501(k) clearance in June 2016 and CE Mark in August 2016

•                  New study data presented at ASTRO demonstrated the clinical efficacy of the CyberKnife System with 97 percent of low-and intermediate-risk prostate cancer patients having excellent cancer control five years after receiving treatment (1)

Financial Highlights

Gross product orders totaled $50.3 million for the 2017 fiscal first quarter compared to $64.9 million for the year ago period.  Ending product backlog was $407.5 million, approximately 7 percent higher than backlog at the end of the prior fiscal year first quarter.  The decline in gross orders is mainly attributable to customer timing.  Comparable prior fiscal first quarter orders included a greater number of MLC-equipped CyberKnife Systems as well as the first of its kind 5-unit multi-system order in the United States.

(1)             Meier et al. Five-Year Outcomes From a Multicenter Trial of Stereotactic Body Radiation Therapy for Low- and Intermediate-Risk Prostate Cancer. Int J Radiat Oncol Biol Phys. 2016 Oct 1;96(2S):S33-S34; abstract 74

Total revenue was $86.5 million compared to $89.6 million in the prior fiscal year first quarter. Service revenue totaled $50.9 million which was an increase of 3 percent from the prior fiscal year first quarter, while product revenue totaled $35.6 million compared to $40.0 million in the prior year period.

Total gross profit for the 2017 fiscal first quarter was $31.3 million or 36 percent of sales, comprised of product gross margin of 34 percent and service gross margin of 38 percent.  This compares to total gross margin of 38 percent, product gross margin of 43 percent and service gross margin of 34 percent for the prior fiscal year first quarter.  The decrease in gross margin stemmed from lower sales unit volume as well as product and channel mix

Operating expenses were $37.9 million, a decrease of 8 percent compared with $41.1 million in the prior fiscal first quarter.  The decrease was primarily because of lower legal fees and research and development expenses partially offset by increased tradeshow and marketing expenses.

Net loss was $9.9 million, or $0.12 per share, for the first quarter of fiscal 2017, compared to a net loss of $13.0 million, or $0.16 per share, for the first quarter of fiscal 2016.

Adjusted EBITDA for the first quarter of fiscal 2017 was $1.2 million, compared to and Adjusted EBITDA loss of $1.1 million in the prior fiscal year first quarter.

Cash, cash equivalents and investments were $124.4 million as of September 30, 2016, a decrease of $42.6 million from June 30, 2016 as the result of using $36.6 million to fully repay the Company’s 3.75 percent convertible debt in August 2016.

2017 Financial Guidance

The Company is today affirming previously provided guidance for fiscal year 2017 as follows:

•                  Revenue: $410.0 million to $420.0 million representing growth of approximately 3 percent to 5 percent year-over-year

•                  Operating Expenses: Approximately $164.0 million or flat with the prior year

•                  Adjusted EBITDA: $32.0 million to $38.0 million representing growth of approximately 30 percent to 55 percent year-over-year

•                  Gross Orders growth of approximately 5 percent

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss these results.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 94520436

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a dial-up replay of the conference call will be available beginning October 27, 2016 at 5:00 p.m. PT/8:00 p.m. ET for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 94520436. A webcast replay of the call will be available until Accuray announces its results for the second quarter of fiscal 2017, which ends December 31, 2016.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations for revenue and adjusted EBITDA in fiscal 2017.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our technology; the company’s ability to manage its expenses; regulatory clearances in new markets; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 24, 2016 and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2016	2015

Gross Orders	$50,335	$64,928
Net Orders	37,187	44,799
Order Backlog	407,487	379,792

Net revenue:
Products	$35,599	$39,995
Services	50,907	49,636
Total net revenue	86,506	89,631
Cost of revenue:
Cost of products	23,352	23,017
Cost of services	31,810	32,716
Total cost of revenue	55,162	55,733
Gross profit	31,344	33,898
Operating expenses:
Research and development	12,229	14,296
Selling and marketing	14,318	13,417
General and administrative	11,344	13,416
Total operating expenses	37,891	41,129
Loss from operations	(6,547)	(7,231)
Other expense, net	(4,005)	(5,091)
Loss before provision for income taxes	(10,552)	(12,322)
(Benefit from) provision for income taxes	(626)	704
Net loss	$(9,926)	$(13,026)

Net loss per share - basic and diluted	$(0.12)	$(0.16)

Weighted average common shares used in computing loss per share:
Basic and diluted	81,576	79,760

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	June 30,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$83,616	$119,771
Investments	40,806	47,239
Restricted cash	470	891
Accounts receivable, net	56,939	56,810
Inventories	117,358	115,987
Prepaid expenses and other current assets	14,655	16,098
Deferred cost of revenue	4,994	4,884
Total current assets	318,838	361,680
Property and equipment, net	26,579	27,878
Goodwill	57,844	57,848
Intangible assets, net	5,622	7,611
Deferred cost of revenue	1,833	1,996
Other assets	12,017	12,020
Total assets	$422,733	$469,033
Liabilities and equity
Current liabilities:
Accounts payable	$17,049	$15,229
Accrued compensation	19,006	18,725
Other accrued liabilities	20,100	22,184
Short-term debt	3,500	39,900
Customer advances	21,298	22,123
Deferred revenue	91,265	92,051
Total current liabilities	172,218	210,212
Long-term liabilities:
Long-term other liabilities	9,454	10,984
Deferred revenue	16,167	17,665
Long-term debt	171,524	170,512
Total liabilities	369,363	409,373
Commitment and contingencies
Equity:
Common stock	82	81
Additional paid-in capital	484,863	481,346
Accumulated other comprehensive loss	(842)	(960)
Accumulated deficit	(430,733)	(420,807)
Total equity	53,370	59,660
Total liabilities and equity	$422,733	$469,033

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
GAAP net loss	$(9,926)	$(13,026)
Amortization of intangibles (a)	1,988	1,988
Depreciation (b)	2,667	2,571
Stock-based compensation (c)	3,473	2,514
Interest expense, net (d)	3,592	4,156
(Benefit from) provision for income taxes	(626)	704
Adjusted EBITDA	$1,168	$(1,093)

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and term loan

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2017
	From	To
GAAP net loss	$(17,000)	$(10,600)
Amortization of intangibles (a)	7,950	7,950
Depreciation (b)	10,150	10,150
Stock-based compensation (c)	14,800	14,800
Interest expense, net (d)	14,100	13,700
Provision for income taxes	2,000	2,000
Adjusted EBITDA	$32,000	$38,000

(a) consists of amortization of intangibles - developed technology

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and tem loan